EXHIBIT 10.4
EMPLOYEE NONCOMPETITION AND NONSOLICITATION AGREEMENT
This NONCOMPETITION AND NONSOLICITATION AGREEMENT (“Agreement”) is made as of the 1st day of July, 2019, by and among Craft Brew Alliance, Inc. (the “Company”) and Derek Hahm (the “Employee”).
WHEREAS, as Chief Commercial Officer of the Company, the Employee has and will have access to significant and increased knowledge and experience in the Company’s business and intimate knowledge of its customers, processes, trade secrets and/or other business information; and
WHEREAS, the Company needs to protect its commercial good will, intellectual property, and other assets; and
WHEREAS, the parties are entering this Agreement upon Employee’s bona fide advancement in his position, which is Employee’s promotion to Chief Commercial Officer, resulting in increased authority, duties, and responsibilities; and
WHEREAS, the Company and the Employee are entering into an Employment Agreement of even date herewith (the “Employment Agreement”) that has a term expiring on December 31, 2021, and provides for increased compensation, including enhanced base compensation, a signing bonus, a retention bonus, and additional compensation payable under specified circumstances following termination of employment, in each case as described therein; and
WHEREAS, the effectiveness the Employment Agreement is conditioned upon the execution of this Agreement by Employee;
NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, the parties’ desire to preserve the value inherent in the Company for their mutual benefit, and for other valuable consideration, including but not limited to the Employee’s continued employment by the Company and his bona fide advancement as described above, the Employee, intending to be legally bound hereby, agrees with the Company as follows:
1.    Definitions.
“Competing Business” shall mean any brewing or other company that the Company determines, in its reasonable discretion, is a competitor of the Company or the portion of the Company’s business relating to alcoholic beverages.
“Person” shall mean an individual, partnership, corporation, limited liability company, limited liability partnership, association, trust, joint venture, unincorporated organization and any government, governmental department or agency or political subdivision thereof.
“Protected Territory” shall mean the United States of America.

2.    At-Will Employment. Notwithstanding anything contained in this Agreement, the Employee’s employment by the Company is “at will,” meaning that either the Employee or the Company may terminate the employment relationship at any time, with or without notice, and for any reason or no reason.
3.    Noncompetition. During the period of the Employee’s employment by the Company through the end of Employee’s employment for any reason, and for a period of twelve (12) months following the termination of Employee’s employment by the Company, Employee agrees that Employee will not, singly, jointly, or as a partner, member, employee, agent, officer, director, stockholder (except as a holder of not more than five percent of any class of stock listed on a national securities exchange, or actively traded in a national over-the-counter market), consultant, independent contractor, or joint venturer of any other Person, or in any other capacity, directly or beneficially own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or authorize the use of his name by, or work for, or provide consulting, financial or other assistance to, or provide any beneficial services of any kind to, or be connected in any manner with, a Competing Business within the Protected Territory.
4.    Nonsolicitation. During the period of the Employee’s employment by the Company through the end of Employee’s employment for any reason, and for a period of twelve (12) months following the termination of Employee’s employment by the Company, Employee agrees not to:
(a)    employ, retain or engage (as an employee, consultant, or independent contractor), or induce or attempt to induce to be employed, retained or engaged, any Person who is or was during the term of the Employee’s employment with the Company, and for a period of one year thereafter, an employee, consultant or independent contractor of the Company;
(b)    induce or attempt to induce any Person who is or was during the term of the Employee’s employment with the Company, and for a period of one year thereafter, an employee, consultant, or independent contractor of the Company, to terminate such Person’s employment or other relationship with the Company; or
(c)    induce or attempt to induce any Person who is or was during the term of the Employee’s employment with the Company, and for a period of one year thereafter, a customer or client of the Company, or who otherwise is a contracting party with the Company, to terminate such Person’s relationship with the Company or to do business with any Competing Business.
5.    Representations. Employee hereby represents that his at-will employment with the Company and his performance of all the terms of this Agreement will not result in a breach of any agreement with a third party, including the breach of any agreement to keep in confidence proprietary information acquired by the Employee prior to his employment by the Company or to refrain from competing with any third party. Employee represents that he has not entered into, and agrees he will not enter into, any oral or written agreement in conflict with this Agreement.
6.    Survival. The Employee’s obligations under this Agreement shall survive the termination of the Employee’s employment with the Company regardless of the manner of, or circumstances surrounding, such termination, and shall be binding upon the Employee’s heirs, executors, administrators and legal representatives.
7.    Equitable Remedies. The Employee agrees that the restrictions imposed on Employee in this Agreement are reasonable given the highly competitive nature of the Company’s business and that a breach of any of the provisions of this Agreement by the Employee will cause irreparable harm to the Company, and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Employee’s obligations hereunder, and that the Company need not post any bond as a condition of seeking any such injunction, specific performance, or any other equitable relief.
8.    Waivers and Amendments. The respective rights and obligations of the Company and the Employee under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) or amended only with the written consent of the Employee and a duly authorized representative of the Company.
9.    Successors and Assigns. The Company shall have the right to assign the benefits of this Agreement to any entity that acquires the Company’s business whether by merger, purchase of capital stock or purchase of all or substantially all of the assets of the Company.
10.    Notification of New Employer. In the event that the Employee’s employment is terminated (either by the Employee or the Company), the Employee hereby authorizes the Company to notify the Employee’s new employer regarding the Employee’s rights and obligations under this Agreement, and any other agreement by which the Employee is bound.
11.    Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the subjects hereof and supersedes in their entirety all other or prior agreements, whether oral or written, with respect thereto. Notwithstanding the foregoing, this Agreement shall not be interpreted as superseding or replacing any provision of the Employee’s employment letter agreement with the Company, including without limitation any provision terminating severance benefits in the event of competition by the Employee.
12.    Partial Invalidity/Severability. The Company and the Employee agree that the covenants set forth in this Agreement shall be enforced to the fullest extent permitted by law. Accordingly if any court or arbitrator shall determine that such covenant is unenforceable for any reason, including, without limitation, because it covers too extensive a geographical area or survives too long a period of time, then the parties intend that such covenant shall be deemed to cover only such maximum geographical area and maximum period of time, if applicable, and/or shall otherwise be deemed to be limited in such manner, as will permit enforceability by such court or arbitrator. In the event that any one or more of such covenants shall, either by itself or together with other covenants, be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Company and its shareholders, but would be adjudged reasonable if any particular covenant or covenants or parts thereof were deleted, restricted, or limited in a particular manner, then the said covenants shall apply with such deletions, restrictions, or limitations, as the case may be. The Company and the Employee further agree that the covenants set forth in this Agreement are reasonable in all circumstances for the protection of the legitimate interests of the Company and its shareholders.
13.    Governing Law and Venue. This Agreement shall be governed by and interpreted under and in accordance with the laws of the State of Oregon. Venue for enforcement of any terms of this Agreement shall be in the state or federal courts for the State of Oregon.
The parties have duly executed this Noncompetition and Nonsolicitation Agreement as of the date first above written.

COMPANY: Craft Brew Alliance, Inc. /s/ Andrew J. Thomas Name: Andrew J. Thomas Title: Chief Executive Officer	EMPLOYEE: /s/ Derek Hahm Name: Derek Hahm